EXHIBIT 99.1
Lennox International announces new $500 million share repurchase plan; to be completed by the end of third quarter 2008
DALLAS, July 25, 2007 — Lennox International Inc. (NYSE: LII) today announced its board of directors has approved a share repurchase plan for $500 million. Based on the closing price on July 24, 2007, a $500 million repurchase would represent over 20% of the company’s market capitalization.
“The board of directors and I are committed to improving shareholder returns through a balanced and disciplined approach to investing cash,” said Todd Bluedorn, LII CEO. “We are confident a leveraged share repurchase program is an effective way to enhance the capital structure of LII, while maintaining the flexibility to pay quarterly dividends and pursue strategic opportunities to grow the business.
“This authorization underscores the confidence the board and I have in Lennox International and our future growth prospects. It is our plan to fully execute the repurchase by the end of 3Q 2008.”
The new share repurchase plan announced today will replace the share repurchase plan approved by the board in September 2005.
Second Quarter Earnings
Announced separately today, Lennox International reported solid second quarter financial results. A conference call to discuss the company’s second quarter results will be held this morning at 9:30 a.m. (Central). To listen, please call the conference call line at
612-332-0335 or listen to the webcast on Lennox International’s web site at http://www.lennoxinternational.com.
Lennox International Inc., through its subsidiaries, is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com or by contacting Karen Fugate, vice president, investor relations, at 972-497-6670.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties including the impact of higher raw material prices, LII’s ability to implement price increases for its products and services, and the impact of unfavorable weather and a decline in new construction activity on the demand for products and services that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.